Exhibit 15.1

April 20, 2020

Consent of AllBright Law Offices

EHang Holdings Limited

Building C, Yixiang Technology Park

Guangzhou, 510700

People’s Republic of China

Dear Sirs:

We consent to the reference to our name under the headings “Item 3. Key Information—D. Risk Factors” and “Item 4. Information on the Company—C. Organizational Structure” in the annual report on Form 20-F of EHang Holdings Limited (the “Company”) for the year ended December 31, 2019 (the “Annual Report”), which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) in April 2020. We also consent to the filing with the SEC of this consent as an exhibit to the Annual Report.

Sincerely yours

/s/ Allbright Law Offices

AllBright Law Offices